3: <SEC-DOCUMENT>0001093976-00-000002-index 10: 11: COMPANY DATA: COMPANY CONFORMED NAME: CHECKERS DRIVE IN RESTAURANTS INC /DE CENTRAL INDEX KEY: 0000879554 STANDARD INDUSTRIAL CLASSIFICATION: RETAIL-EATING PLACES [5812] IRS NUMBER: 581654960 STATE OF INCORPORATION: DE FISCAL YEAR END: 0100 FILING VALUES: FORM TYPE: 5 SEC ACT: SEC FILE NUMBER: 000-19649 FILM NUMBER: 530759 BUSINESS ADDRESS: STREET 1: 14255 49TH STREET NORTH BLDG I CITY: CLEARWATER STATE: FL ZIP: 33762 BUSINESS PHONE: 7275192000 MAIL ADDRESS: STREET 1: 14255 49TH STREET NORTH BLDG I CITY: CLEARWATER STATE: FL ZIP: 33762 <REPORTING-OWNER> COMPANY DATA: COMPANY CONFORMED NAME: FOLEY WILLIAM CENTRAL INDEX KEY: 0000903213 STANDARD INDUSTRIAL CLASSIFICATION: [] <RELATIONSHIP>DIRECTOR FILING VALUES: FORM TYPE: 5 BUSINESS ADDRESS: STREET 1: FIDELITY NATIONAL FINALCIAL STREET 2: 4050 CALLE REAL CITY: SANTA BARBARA STATE: CA ZIP: 93110 MAIL ADDRESS: STREET 1: 4181 CRESCIENTE DRIVE STREET 2: CITY: SANTA BARBARA STATE: CA ZIP: 93110 UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM 5 ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP ( ) Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b). ( ) Form 3 Holdings Reported (X) Form 4 Transactions Reported 1. Name and Address of Reporting Person FOLEY, WILLIAM P. Fidelity National Financial 4050 Calle Real Santa Barbara, CA 93110 U.S.A. 2. Issuer Name and Ticker or Trading Symbol Checkers Drive-In Restaurants, Inc. CHKR 3. IRS or Social Security Number of Reporting Person (Voluntary) 4. Statement for Month/Year January 2001 5. If Amendment, Date of Original (Month/Year) 6. Relationship of Reporting Person(s) to Issuer (Check all applicable) (X) Director ( ) 10 Percent Owner ( ) Officer (give title below) ( ) Other (specify below) Director 7. Individual or Joint/Group Reporting (Check Applicable Line) (X) Form filed by One Reporting Person ( ) Form filed by More than One Reporting Person                   ___________________________________________________________________________________________________________________________________ Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned | ___________________________________________________________________________________________________________________________________| 1. Title of Security |2. |3. |4.Securities Acquired (A) |5.Amount of |6.Dir |7.Nature of Indirect | |Transaction| or Disposed of (D) | Securities |ect | Beneficial Ownership | |Date |Code| | Beneficially |(D)or | | | | | | A/| | Owned at |Indir | | | | | Amount | D | Price | End of Year |ect(I)| | ___________________________________________________________________________________________________________________________________|                                     ___________________________________________________________________________________________________________________________________|           ___________________________________________________________________________________________________________________________________ Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned | ___________________________________________________________________________________________________________________________________| 1.Title of Derivative |2.Con |3. |4. |5.Number of De |6.Date Exer|7.Title and Amount |8.Price|9.Number |10.|11.Nature of| Security |version |Transaction rivative Secu |cisable and| of Underlying |of Deri|of Deriva |Dir|Indirect | |or Exer |Date |Code| rities Acqui |Expiration | Securities |vative |tive |ect|Beneficial | |cise Pr | | | red(A) or Dis |Date(Month/| |Secu |Securities |(D)|Ownership | |ice of | | | posed of(D) |Day/Year) | |rity |Benefi |or | | |Deriva | | | |Date |Expir| | |ficially |Ind| | |tive | | | | A/|Exer-|ation| Title and Number | |Owned at |ire| | |Secu | | | | D |cisa-|Date | of Shares | |End of |ct | | |rity | | | Amount | |ble | | | |Year |(I)| | ___________________________________________________________________________________________________________________________________|                                                         Stock Option (right to b|$2.03 |1/04/|A |A |A |1/04/|1/04/|Common Stock| 1,667 | | |D | | uy) | |00 | | | |00 |10 | | | | | | | -----------------------------------------------------------------------------------------------------------------------------------| | | | | | | | | | | | | | | | | | | | | | | | | | | | | -----------------------------------------------------------------------------------------------------------------------------------| | | | | | | | | | | |233,757 | | | -----------------------------------------------------------------------------------------------------------------------------------| ___________________________________________________________________________________________________________________________________|          Explanation of Responses: </TEXT> </DOCUMENT> </SEC-DOCUMENT>